LICENSING AGREEMENT

This agreement made and entered into this 19th day of July, 1999 (the "Agreement") by and between InfoImaging Technologies Inc., a Delaware corporation, with offices located at 7026 Koll Center Parkway, Suite 201, Pleasanton, CA 94566, hereinafter called "ITI" and DataLode Inc., a California corporation organized and existing under the laws of California with principal offices at 25 Simms, San Rafael, CA, hereinafter called "DataLode".

WHEREAS, ITI owns certain patented and Proprietary Technology (Software) related to, compression, error correction, encoding and decoding of data on printed and electronic mediums.

WHEREAS, ITI has developed Products based on such Software that ITI wishes to market

WHEREAS, DataLode is in the business of providing solution in the area of customer relationships such as product registration

WHEREAS, DataLode wishes to integrate some of ITI's applications and products into its own product and solution offerings.

NOW, THEREFORE, the parties have agreed as follows:

Article 1.  DEFINITIONS

1.1 "Software" shall mean all dynamic library links ("DLLs") or other executable files or components required to accomplish ITI's encoding and decoding functionality.

1.2 "Products" means products, which ITI developed, develops and will develop

1.3 "SRF" means the Smart Registration Form (SRF) Product that ITI which may originate from the Proprietary Technologies of compression, encoding, decoding, error correction and other third party software included in the Products.

1.4 "Proprietary Technology" shall mean U.S. Patent No. 5,313,564, copyrights in the Software and any trade secrets and know how related to the Software and the Products.

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Article 2.  LICENSE

2.1 ITI hereby grants to DataLode the worldwide, non-exclusive, perpetual and royalty-bearing right and license to incorporate the SRF and modifications thereof in DataLode's products and solution offerings, and to use, reproduce, display, market and distribute the SRF and modifications thereof, as part of the DataLode's products.

Article 3.  MARKETING

3.1 DataLode will use commercially reasonable efforts to develop a demand for the SRF by promoting and extending the sale of its products together with the SRF.

Article 4.  DELIVERY OF SOFTWARE AND TECHNICAL SUPPORT

4.1 ITI shall deliver to DataLode one copy, for all Windows 3.x, 95 & 98 operating systems as existing at the date of execution of this license agreement, of the SRF Software upon execution of this Agreement. Furthermore, ITI agrees to deliver to DataLode an SRF Software based on Macintosh 7.55 operatins system by September 10, 1999. ITI shall deliver all subsequent releases of this version upon release by ITI.

4.2 ITI will provide, at no cost to DataLode, reasonable technical support to DataLode personnel in the form of phone, e-mail and fax support during ITI's regular business hours.

4.3 ITI will provide maintenance support for Software during the period this license agreement is in effect. ITI will notify DataLode of, and ITI will send to DataLode on DataLode's request, all available software releases related to the Software. These potentially could include maintenance releases, corrections, modifications and changes or work-arounds.

4.4 ITI shall provide (*) man-days of such maintenance support, free of any charge to DataLode during any twelve months period. For any additional day of maintenance support requested by DataLode, ITI will charge daily fees of US$(*) per man-day or $(*) per man-hour.

4.5 During the period this license agreement is in effect, any maintenance support related to bug fixing will be provided by ITI free of charge to DataLode.

Article 5.  ROYALTIES

5.1 As consideration for the license grants contained herein and subject to other conditions and terms hereof, DataLode shall pay to ITI a per unit royalty of US$(*) for each single use of the SRF by DataLode or by any third party using DataLode's product.

*** Confidential portion omitted

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or solution offering that incorporates the SRF.  A single use is defined as receiving and scanning the SRF into a readable and data accessible format.

5.2 Notwithstanding anything to the contrary herein, DataLode shall have no obligation to pay any royalty under section 5.1 for any maintenance, replacement, support and demonstration copies of the SRF, provided, however, distribution of demonstration copies of SRF or modification thereof are consistent with reasonable and customary industry practices.

Article 6.  ACCOUNTING

6.1 Within thirty (30) days after each calendar quarter DataLode shall send to ITI a report signed by an officer of DataLode setting forth the appropriate royalties due to ITI pursuant to Section 5.1 herein. The amount declared in this report must be paid to ITI within thirty (30) days after each calendar quarter.

6.2 DataLode agrees that it will maintain separate records of its sales of the SRF. DataLode further agrees that it will provide to ITI, at DataLode's cost and not later than 90 days after the end of DataLode's fiscal year, a certified statement regarding the use of ITI's SRF by DataLode and/or by DataLode's customers. Furthermore, DataLode agrees to allow an ITI financial auditor access to records of DataLode's SRF usage, including client billing. Such access will be granted during DataLode's normal business hours once a year.

Article 7.  WARRANTIES, DISCLAIMER, AND INDEMNIFICATION

7.1 EXCEPT AS OTHERWISE SET FORTH HEREIN, ITI'S PRODUCT IS SOLD AND
LICENSED "AS IS". ALL WARRANTIES, EITHER EXPRESSED OR IMPLIED ARE DISCLAIMED AS TO THE SOFTWARE AND ITS QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR ANY BUSINESS OR ANY PARTICULAR PURPOSE. IN NO EVENT WILL ITI BE
LIABLE FOR DIRECT, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY DEFECT IN THE SOFTWARE, AND ITS SOLE RESPONSIBILITY WILL BE TO CORRECT ANY DEFECT IN THE SOFTWARE WITHIN A REASONABLE TIME AFTER RECEIVING A COMPLAINT.

UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF ITI PURSUANT TO THIS
SECTION 7.1 EXCEED THE ROYALTIES PAID BY LICENSEE TO ITI.

7.2 ITI warrants that it has the right to enter into this Agreement, to disclose the Proprietary Technology and to grant the specified licenses and that there are no outstanding assignments, grants, licenses, encumbrances, obligations, or agreements inconsistent with this Agreement.

7.3 ITI warrants that the Software included in the SRF and the SRF do not infringe any third party patents, copyrights or trade secrets and that it is not aware of any facts or

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circumstances that would constitute an infringement on any third party patents, copyrights or trade secrets.

7.4 ITI agrees to defend, indemnify and hold harmless DataLode. its subsidiaries, affiliates and their respective directors, officers and employees from and against any and all alleged or actual claims by a third party arising out of, or in connection with a breach by ITI of its warranties in this Agreement, and pay all costs, damages, expenses, attorney fees, liens and liabilities whatsoever incurred by DataLode in connection therewith.

Article 8.  COPYING RESTRICTIONS

8.1 Except as otherwise provided herein, DataLode shall only make copies of the SRF for the purpose of incorporating it in its products. Unauthorized copying of the Software, and Proprietary Technology directly or indirectly by DataLode or by any of its employees or independent contractors will constitute a fundamental and material breach of this Agreement.

8.2 DataLode shall have an unrestricted right to make copies of the SRF for internal use, for the purposes of demonstration and evaluation as well as for including it into its own product and business solution offering.

Article 9.  PROPRIETARY RIGHTS

DataLode agrees that:

9.1 The Software, the SRF, ITI's logo, product names, software, documentation and other support materials are either patented, copyrighted, trademarked or owned by ITI as trade secrets and/or proprietary information. DataLode agrees not to remove any Software copyright or patent notices of such proprietary restriction from Software. ITI retains exclusive ownership of the Software, of printed material and of the Software's trademarks. All techniques, algorithms and processes contained in Software or any modification or extraction thereof constitute trade secrets and/or proprietary information of IRI ("Confidential Information") and will be protected by this Agreement.

9.2 DataLode agrees that the Proprietary Technology shall be held in the strictest confidence and shall not be reproduced or disclosed to others in while or in part without the express written consent of ITIensor except in the case of DataLode's personnel and Dealers having a need to know such information for the purpose of this Agreement.

9.3 DataLode shall procure an undertaking from any such personnel and dealers to keep the Proprietary Technology confidential. DataLode undertakes to take legal action against any personnel and Dealer who will not act according to the above. ITI shall be entitled to call from time to time for a certificate signed by a responsible officer of the DataLode that DataLode has complied with the provisions of this article.

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9.4 DataLode will immediately bring to the attention of ITI any improper or wrongful use of Software which came to the notice of DataLode.

9.5 The provisions of this Article shall continue in full force and effect notwithstanding termination of this Agreement howsoever arising.

Article 10.  ASSIGNMENT

Either party agree not to assign, transfer, or otherwise dispose of this Agreement in whole or in part to any third party without the prior consent of the other party.

Article 11.  TERMINATION

11.1 If the terms and conditions of this agreement are breached by either party, and such breach is not rectified within thirty (30) days after receiving a written notice from the other party, the injured party may, in addition to any other remedy available to it, terminate this Agreement immediately.

11.2 If a petition in a bankruptcy is filed involuntarily against either party and is not discharged or withdrawn within 60 days, the other party shall have the right to forthwith terminate this Agreement unconditionally with a written notice to the counter party.

11.3 If DataLode shall do or allow to be done any act or thing which it knows or can reasonably be expected to know as likely to jeopardize ITI's rights in the Software or any part thereof and in particular if DataLode shall make or allow to be made unauthorized copies of the Software. ITI shall have the right to terminate this Agreement provided that ITI has give written notice of such circumstance to DataLode and DataLode failed to remedy such default within thirty (30) days of such notice.

11.4 Upon termination of this Agreement, DataLode will certify, in writing to ITI, that through its best efforts, and to the best of its knowledge, the original and copies in whole or in part of the programs have been destroyed and deleted from any updated work into which they have been merged. except that, upon prior written authorization from ITI, DataLode may retain a copy for archive purposes only.

11.5 DataLode will compensate ITI for SRF and Software usage for programs in distribution where SRF and/or Software cannot be removed. ITI shall be obligated to perform its obligations as described in Article 4. Of this agreement.

11.6 In the event of non-payment by DataLode, ITI shall have the right to terminate DataLode's license, provided that ITI has given written notice of non-payment to DataLode and DataLode failed to remedy such default within thirty (30) days of such notice.

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11.7 ITI's and DataLode's obligations of confidentiality pursuant to this
Agreement, or any other agreement, shall survive termination of this Agreement for any reason.

Article 12.  CAPACITY OF PARTIES

This Agreement shall not be deemed to create any partnership, joint venture, agency or employment relation between the parties.

Article 13.  ENTIRE AGREEMENT

This Agreement and the exhibits constitute the entire agreement between the parties hereto and supersedes all previous negotiations, agreements, commitments in respect thereto, and shall not be released, discharged, changed or modified in any manner, except by instrument signed by duly authorized officers or representatives of each of the parties thereto.

Article 14.  JURISDICTION, GOVERNING LAW AND ARBITRATION

14.1 This Agreement and the interpretation thereof shall be in accordance with and governed by the laws of California, excluding that body of law known as conflicts law.

14.2 Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notice of a demand for arbitration of any dispute subject to arbitration by one party shall be filed in writing with the other party and the AAA One of the arbitrators shall be appointed to decide discovery disputes, and the decision of this arbitrator shall be final and binding as to discovery. Discovery and disclosure shall be completed within 90 days after filing of such notice of arbitration unless extended by such arbitrator upon a showing of good cause. Provided, however, that this paragraph shall not apply to claims for equitable relief.

Article 15.  WAIVER

The failure or delay of a party hereto to enforce any of its rights under this Agreement shall not be deemed to be a continuing waiver or a modification by such party of any of its rights or obligations of the other party under this Agreement Any failure to enforce or delay in enforcement shall not constitute a defense.

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Article 16.  NOTICE

16.1 All notices required or permitted to be given hereunder (except for routine communications to be addressed to the persons in charge of its subject business) shall be in writing and shall be valid and sufficient is dispatched by a reputable express delivery service by air or registered airmail, and addressed as follows:

If to Data Lode:              If to InfoImaging Technologies Inc.
DataLode Inc.                 ITI Inc.
27 Simms                      7026 Koll Center Parkway #201
San Rafael, CA                Pleasanton, CA 9456
Fax:                          Fax 925-485-4100
                              Attention: Marco Genoni

All notices to be given hereunder shall be in writing and sent by registered mail or fax to the addresses stated above or to such addresses as are notified in writing by the parties. If either party has changed its address, a written notice thereof shall be given to the other party.

16.2 All notices shall be deemed to have been given on the day when such notice is received by registered mail or fax.

In witness whereof the contracting parties have signed this Agreement.

DATALODE INC.                      INFOIMAGING TECHNOLOGIES INC.
"Gaylyn De Martini"                "Marco Genoni"
----------------------             ----------------------
Gaylyn De Martini                  Marco Genoni
President                          Vice-President
07/21/99                           07/20/99